Exhibit 99.2

Abercrombie & Fitch Co.

Quarterly Financial Information

(Unaudited)

(in thousands, except per share data and store data)

				Fiscal 2011					Fiscal 2012
	2008	2009	2010	Q1	Q2	Q3	Q4	YTD	Q1
Net Sales	$3,484,058	$2,928,626	$3,468,777	$836,674	$916,763	$1,075,856	$1,328,766	$4,158,058	$921,218
Cost of Goods Sold	1,152,963	1,045,028	1,256,596	293,013	333,721	429,334	583,120	1,639,188	344,859

Gross Profit	2,331,095	1,883,598	2,212,181	543,661	583,042	646,522	745,646	2,518,870	576,359

Total Stores and Distribution Expense	1,436,363	1,425,950	1,589,501	399,101	425,325	461,683	602,140	1,888,248	455,732

Total Marketing, General and Administrative Expense	405,248	353,269	400,804	107,651	109,999	107,844	111,627	437,120	116,889
Other Operating (Income) Expense, Net	(8,778)	(13,533)	(10,056)	(1,836)	544	(2,855)	7,619	3,472	(2,584)

Operating Income	498,262	117,912	231,932	38,745	47,174	79,850	24,260	190,030	6,322

Interest (Income) Expense, Net	(11,382)	(1,598)	3,362	950	985	533	1,108	3,577	1,089

Income from Continuing Operations Before Taxes	509,644	119,510	228,570	37,795	46,189	79,317	23,152	186,453	5,233

Tax Expense for Continuing Operations	201,475	40,557	78,287	13,450	14,158	28,412	3,572	59,591	2,248

Net Income from Continuing Operations	308,169	78,953	150,283	24,345	32,031	50,905	19,580	126,862	2,985

Net Income (Loss) from Discontinued Operations (Net of Taxes)	(35,914)	(78,699)	—	796	—	—	—	796	—

Net Income	$272,255	$254	$150,283	$25,141	$32,031	$50,905	$19,580	$127,658	$2,985

Net Income Per Share from Continuing Operations:
Basic	$3.55	$0.90	$1.71	$0.28	$0.37	$0.59	$0.23	$1.46	$0.04
Diluted	$3.45	$0.89	$1.67	$0.27	$0.35	$0.57	$0.22	$1.42	$0.03

Net (Loss) Income Per Share from Discontinued Operations:
Basic	$(0.41)	$(0.90)	$—	$0.01	$—	$—	$—	$0.01	$—
Diluted	$(0.40)	$(0.89)	$—	$0.01	$—	$—	$—	$0.01	$—

Net Income Per Share:
Basic	$3.14	$—	$1.71	$0.29	$0.37	$0.59	$0.23	$1.47	$0.04
Diluted	$3.05	$—	$1.67	$0.28	$0.35	$0.57	$0.22	$1.43	$0.03

Weighted-Average Shares Outstanding:
Basic	86,816	87,874	88,061	87,282	87,267	86,962	85,881	86,848	84,593
Diluted	89,291	88,609	89,851	90,441	90,353	89,707	87,648	89,537	86,184

Comparable Store Sales	-13%	-23%	7%	10%	9%	7%	0%	5%	-5%

Actual Shares Outstanding	87,636	87,986	87,246	87,377	86,966	87,158	85,638	85,638	82,542

Number of Stores—End of Period	1,097	1,096	1,069	1,071	1,073	1,092	1,045	1,045	1,049

Gross Square Feet—End of Period	7,760	7,848	7,756	7,738	7,801	7,967	7,778	7,778	7,840